PDI Reports 2007 First Quarter Financial Results, Provides Update on Strategic Growth Initiatives

Conference call begins at 4:30 p.m. Eastern time today

SADDLE RIVER, N.J. (May 9, 2007) - PDI, Inc. (NASDAQ:PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three months ended March 31, 2007, and provided an update on its progress in achieving its strategic growth initiatives. Highlights of the quarter and recent weeks include:

•	Win of $13 million Select Access™ Sales Support Services contract with top-10 pharmaceutical company
•	Launch of PDI ON DEMAND Sales Support Services including pulsing, vacancy coverage and talent acquisition
•	Win of pulsing contract under PDI ON DEMAND
•	Win of talent acquisition contract under PDI ON DEMAND
•	Launch of three new Decision Support Services by TVG, including Unified Market SimulatorSM, Message MaxSM and Brand Character PortraitSM
•	Expiration of $35 million Sales Support Services contract with top-10 pharmaceutical company
•	Conversion of $6 million Sales Support Services contract to emerging pharmaceutical company internal headcount, effective May 31, 2007

Continuing Operations

Results from continuing operations were:

	For the three-month period
	ended March 31 (a)
			$
	2007	2006	Change
Revenue, net	$32.8	$77.1	$(44.3)
Gross profit	$9.0	$18.7	$(9.7)
Operating expense	$11.2	$11.2	$-
Operating (loss) income	$(2.2)	$7.5	$(9.7)
Other income	$1.4	$1.0	$0.4
(Loss) income from continuing operations	$(1.9)	$5.4	$(7.3)
Diluted (loss) income per share
from continuing operations	$(0.14)	$0.39	$(0.53)

(a) Unaudited - $'s in millions except per share information.

Financial Overview - Continuing Operations

Revenue - Lower net revenue in the first quarter of 2007 compared with the prior year is primarily attributable to the winding down of certain significant contracts in the Performance Teams business unit of the Sales Services segment. Marketing Services revenue was also lower in the first quarter of 2007 as a result of an overall decline in projects compared to the same period last year. Somewhat offsetting these declines were new and/or expanded contracts in the Performance Teams and Select Access™ business units of Sales Services.

Gross profit - The decrease in gross profit was directly attributable to lower net revenue.

Operating expenses - Operating expenses in the first quarter of 2007 were equal to those in the same period of the prior year. In general, compensation expense was lower due to a reduction in the number of employees, and other operating expenses were higher due in large part to the fact that 2006 operating expenses were net of approximately $0.5 million of recoveries of previously reserved accounts receivable and favorable litigation settlements.

Income (loss) from continuing operations - The loss from continuing operations of $1.9 million, or a loss of $0.14 per share, was significantly below income from continuing operations of $5.4 million, or $0.39 per share in the prior year. In addition to the impact of the previously mentioned items, taxes in the first quarter of 2007 were impacted by an increase of $0.9 million in the valuation allowance on deferred tax assets.

Liquidity and cash flow - Cash and short-term investments on March 31, 2007 were
$121.3 million, an increase of $6.6 million compared with December 31, 2006. The Company had no commercial debt on March 31, 2007. Factoring in all of the above, we currently continue to estimate an operating cash burn for the year of about $15 million, as previously disclosed.

Commentary and Strategic Plan Progress

Michael Marquard, chief executive officer of PDI, said, “First quarter results compared to last year were significantly lower due in large part to the winding down of several significant Sales Support Services contracts. We were pleased however, that we were awarded a $13 million Select Access contract under very competitive conditions.

“We initiated a five-year strategic plan to strengthen and grow our current business, diversify our revenue stream, provide entrée into higher-growth and higher-margin complementary businesses, and capture revenues earlier in the drug commercialization process. We are making steady progress in executing this plan. During the first quarter and in recent weeks, we not only launched several new services, but we were also successful in gaining new business and new customers for these services.

“The launch of PDI ON DEMAND builds on our long-term strength in Sales Support Services by offering flexible sales solutions that help our customers to better achieve their business objectives. To date, we have launched pulsing, talent acquisition and vacancy coverage services to complement our existing Select Access services under the PDI ON DEMAND umbrella.”

PDI also has identified the area of Decision Support Services, which builds on its market research and analysis expertise to help customers define the marketplace and plan and monitor product commercialization. PDI’s subsidiary, TVG Marketing Research & Consulting, recently introduced three new market research products: Unified Market SimulatorSM, Message MaxSM and Brand Character PortraitSM Analysis. Mr. Marquard added, “We are confident large and emerging pharmaceutical companies alike will find value in these new products as they develop marketing plans for their brands.”

Mr. Marquard concluded, “We are pleased with the early acceptance of our new services, which demonstrates that they meet our customers’ evolving needs. We have a solid pipeline of opportunities that we are pursuing and are confident that we will convert some of these opportunities to new business in 2007.”

Conference Call Information

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions. The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the conference call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S. A telephone replay will be available from 6:30 p.m. Eastern time on May 9, 2007 through 11:59 p.m. Eastern time on May 11, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 8015062.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its customers by providing strategic flexibility; sales, marketing and commercialization expertise; and a philosophy of performance.

PDI operates in two areas, Sales Services and Marketing Services. Our Sales Services include Performance Sales Teams™, which are dedicated teams for specific customers; Select Access™, our targeted sales solution that leverages an existing infrastructure; and PDI ON DEMAND, innovative sales services that provide rapid, customized sales force solutions tailored to meet local, regional and seasonal needs. Our Marketing Services segment includes marketing research and consulting services through TVG, and medical communications services through Pharmakon. In addition, PDI is a high-quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM®). PDI's experience extends across multiple therapeutic categories and includes office and hospital based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its customers. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees. For more information, please visit the Company's website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of, or material reduction in, the size of any of our customer contracts, the loss of our, or our customers', intellectual property rights, our ability or inability to secure new business to offset the recent loss of customer contracts and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigation, PDI's ability to implement its current and future business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2006, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)

Revenue, net	$32,802	$77,144
Cost of services	23,827	58,440
Gross profit	8,975	18,704

Compensation expense	6,099	6,469
Other selling, general and administrative expenses	5,119	4,730
Total operating expenses	11,218	11,199
Operating (loss) income	(2,243)	7,505

Other income, net	1,360	975
(Loss) income before income tax	(883)	8,480
Provision for income tax	1,018	3,058

(Loss) income from continuing operations	(1,901)	5,422

Income from discontinued operations, net of tax	-	199

Net (loss) income	$(1,901)	$5,621

(Loss) income per share of common stock:
Basic:
Continuing operations	$(0.14)	$0.39
Discontinued operations	-	0.01
	$(0.14)	$0.41
Assuming dilution:
Continuing operations	$(0.14)	$0.39
Discontinued operations	-	0.01
	$(0.14)	$0.40
Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,908	13,824
Assuming dilution	13,908	13,914

Selected Balance Sheet Data

	2007	2006
	(unaudited)
Cash and short-term investments	$121,276	$114,684
Working capital	112,141	112,186
Total assets	190,085	201,636
Total liabilities	42,465	52,439
Total stockholders' equity	147,620	149,197

CONTACT: PDI, Inc.
Jeffrey Smith, Chief Financial Officer
201-258-8451
JESmith@pdi-inc.com
www.pdi-inc.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com

SOURCE: PDI, Inc.